Exhibit 10.6

AMENDMENT NO. 1

TO AND ASSIGNMENT OF

UNSECURED PROMISSORY NOTE

This instrument is Amendment No. 1 (this “Amendment”), dated as of April 27, 2012, to the Unsecured Promissory Note dated as of September 17, 2010 (the “Promissory Note”) issued by GreenMan Technologies, Inc. (the “Company”) to Dr. Allen Kahn (the “Holder”). Terms used in this Amendment without definition which are defined in the Promissory Note have the same meanings in this Amendment as in the Promissory Note unless otherwise provided herein. This Amendment shall become effective (the “Effective Date”) upon the sale of at least $7,000,000 of Convertible Preferred Stock pursuant to that certain Securities Purchase Agreement by and among the Company and certain Purchasers (as defined therein) and the receipt by the Company of $7,000,000 before payment of applicable fees and expenses.

WHEREAS, the Company has previously issued the Promissory Note to the Holder;

WHEREAS, the Promissory Note shall remain in full force and effect with this Amendment No. 1;

WHEREAS, the Company and the Holder now desire to amend the Promissory Note; and

WHEREAS, the Holder desires to assign his rights and interest in the Promissory Note to the Allen Kahn Revocable Trust AKA Allen Kahn, M.D. Revocable Trust (the “Trust”).

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which the Parties hereby acknowledge, the Company, the Holder and the Trust, intending to be legally bound, hereby agree as follows:

1.      The first paragraph of the Promissory Note is hereby amended by:

(a)	deleting the reference to “March 31, 2012” therein and replacing it with “the second anniversary of the Closing (as defined below)”; and

(b)	inserting the following sentence at the end of such paragraph:

“Notwithstanding the foregoing, commencing on the sale of at least $7,000,000 of Convertible Preferred Stock pursuant to that certain Securities Purchase Agreement by and among the Debtor and certain Purchasers (as defined therein) and the receipt by the Debtor of $7,000,000 before payment of applicable fees and expenses (the “Closing”), the interest rate on this Note shall be reduced from twelve percent (12%) per annum to eight percent (8%) per annum.”

2.     The Holder hereby assigns all of his rights, interests and obligations pursuant to the Promissory Note to the Trust. After the Effective Date, the Trust shall be deemed the “Holder” for all purposes under the Promissory Note.

3.     The Holder and the Trust waive any prior default under the Promissory Note including without limitation the Company’s payment obligation previously due on March 31, 2012.

4.     Except as otherwise amended by this Amendment, all other terms and conditions of the Promissory Note shall remain in full force and effect.

5.     This Amendment shall be governed by and construed and interpreted in accordance with the laws of the Commonwealth of Massachusetts.

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed by their duly authorized representatives as of the date first written above.

GreenMan Technologies, Inc.

By: /s/Charles E. Coppa_______

Name: Charles E. Coppa

Title: Treasurer

HOLDER AND ASSIGNOR:

/s/Dr. Allen Kahn____________
Dr. Allen Kahn

ASSIGNEE:

Allen Kahn Revocable Trust AKA Allen Kahn, M.D. Revocable Trust

By:/s/Allen Kahn____________
Name: Allen Kahn
Title: Trustee

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